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                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                         Six Months Ended
                                                             June 30,
                                                     ------------------------
                                                        2001          2000
                                                     ----------    ----------
Earnings:

  Pre-tax income                                          $ 534        $  751

  Add:
    Interest and fixed charges,
      excluding capitalized interest                        235           219

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                  96            84

    Distributed income of investees
      accounted for under the equity method                   3            45

    Amortization of capitalized interest                      4             3

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                             12             9
                                                     ----------    ----------

  Total earnings available for fixed charges              $ 860        $1,093
                                                     ==========    ==========

Fixed charges:

  Interest and fixed charges                              $ 243        $  223

  Portion of rent under long-term operating
    leases representative of an interest factor              96            84
                                                     ----------    ----------

  Total fixed charges                                     $ 339        $  307
                                                     ==========    ==========

Ratio of earnings to fixed charges                       2.54 x         3.56x


                                      E-5